UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. __)*

Sovos Brands, Inc.
 (Name of Issuer)

COMMON STOCK, $0.001 PAR VALUE PER SHARE
(Title of Class of Securities)

84612U107
(CUSIP Number)

December 31, 2021
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☑	Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 84612U107	SCHEDULE 13G	Page 2 of 41 Pages
1	NAMES OF REPORTING PERSONS
Advent International Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
63,537,154

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
63,537,154

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
63,537,154

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
63.0% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)
The percent of class was calculated based on 100,892,547 shares of Common Stock outstanding as of November 5, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 84612U107	SCHEDULE 13G	Page 3 of 41 Pages
1	NAMES OF REPORTING PERSONS
Noosa GP, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
21,550,685

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
21,550,685

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
21,550,685

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
21.4% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)
The percent of class was calculated based on 100,892,547 shares of Common Stock outstanding as of November 5, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 84612U107	SCHEDULE 13G	Page 4 of 41 Pages
1	NAMES OF REPORTING PERSONS
Noosa Holdco, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
21,550,685

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
21,550,685

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
21,550,685

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
21.4% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 100,892,547 shares of Common Stock outstanding as of November 5, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 84612U107	SCHEDULE 13G	Page 5 of 41 Pages
1	NAMES OF REPORTING PERSONS
Advent International VIII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
41,986,469

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
41,986,469

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
41,986,469

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
41.6% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)
The percent of class was calculated based on 100,892,547 shares of Common Stock outstanding as of November 5, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 84612U107	SCHEDULE 13G	Page 6 of 41 Pages
1	NAMES OF REPORTING PERSONS
GPE VIII GP S.à.r.l.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
29,253,338

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
29,253,338

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
29,253,338

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
29.0% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)
The percent of class was calculated based on 100,892,547 shares of Common Stock outstanding as of November 5, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 84612U107	SCHEDULE 13G	Page 7 of 41 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,320,746

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,320,746

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,320,746

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.3% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 100,892,547 shares of Common Stock outstanding as of November 5, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 84612U107	SCHEDULE 13G	Page 8 of 41 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-B-1 Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,800,090

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,800,090

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,800,090

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.8% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 100,892,547 shares of Common Stock outstanding as of November 5, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 84612U107	SCHEDULE 13G	Page 9 of 41 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-B-2 Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,087,741

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,087,741

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,087,741

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 100,892,547 shares of Common Stock outstanding as of November 5, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 84612U107	SCHEDULE 13G	Page 10 of 41 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-B-3 Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,260,015

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
3,260,015

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,260,015

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.2% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 100,892,547 shares of Common Stock outstanding as of November 5, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 84612U107	SCHEDULE 13G	Page 11 of 41 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-B Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
7,869,078

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
7,869,078

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,869,078

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.8% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 100,892,547 shares of Common Stock outstanding as of November 5, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 84612U107	SCHEDULE 13G	Page 12 of 41 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-C Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,285,200

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,285,200

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,285,200

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.3% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 100,892,547 shares of Common Stock outstanding as of November 5, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 84612U107	SCHEDULE 13G	Page 13 of 41 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-D Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,099,040

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,099,040

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,099,040

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 100,892,547 shares of Common Stock outstanding as of November 5, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 84612U107	SCHEDULE 13G	Page 14 of 41 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-F Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
325,668

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
325,668

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
325,668

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.3% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 100,892,547 shares of Common Stock outstanding as of November 5, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 84612U107	SCHEDULE 13G	Page 15 of 41 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-H Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,885,576

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,885,576

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,885,576

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.9% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 100,892,547 shares of Common Stock outstanding as of November 5, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 84612U107	SCHEDULE 13G	Page 16 of 41 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-I Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,683,273

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,683,273

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,683,273

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.7% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 100,892,547 shares of Common Stock outstanding as of November 5, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 84612U107	SCHEDULE 13G	Page 17 of 41 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-J Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,636,911

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,636,911

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,636,911

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.6% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 100,892,547 shares of Common Stock outstanding as of November 5, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 84612U107	SCHEDULE 13G	Page 18 of 41 Pages
1	NAMES OF REPORTING PERSONS
GPE VIII GP Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
10,981,181

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
10,981,181

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,981,181

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.9% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 100,892,547 shares of Common Stock outstanding as of November 5, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 84612U107	SCHEDULE 13G	Page 19 of 41 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-A Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
5,443,642

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
5,443,642

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,443,642

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.4% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 100,892,547 shares of Common Stock outstanding as of November 5, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 84612U107	SCHEDULE 13G	Page 20 of 41 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-E Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,224,032

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,224,032

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,224,032

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.2% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 100,892,547 shares of Common Stock outstanding as of November 5, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 84612U107	SCHEDULE 13G	Page 21 of 41 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-G Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,076,096

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,076,096

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,076,096

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 100,892,547 shares of Common Stock outstanding as of November 5, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 84612U107	SCHEDULE 13G	Page 22 of 41 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-K Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,113,064

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,113,064

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,113,064

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 100,892,547 shares of Common Stock outstanding as of November 5, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 84612U107	SCHEDULE 13G	Page 23 of 41 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-L Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,124,347

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,124,347

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,124,347

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 100,892,547 shares of Common Stock outstanding as of November 5, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 84612U107	SCHEDULE 13G	Page 24 of 41 Pages
1	NAMES OF REPORTING PERSONS
AP GPE VIII GP Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,751,950

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,751,950

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,751,950

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.7% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 100,892,547 shares of Common Stock outstanding as of November 5, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 84612U107	SCHEDULE 13G	Page 25 of 41 Pages
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
91,818

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
91,818

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
91,818

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 100,892,547 shares of Common Stock outstanding as of November 5, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 84612U107	SCHEDULE 13G	Page 26 of 41 Pages
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
534,787

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
534,787

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
534,787

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.5% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 100,892,547 shares of Common Stock outstanding as of November 5, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 84612U107	SCHEDULE 13G	Page 27 of 41 Pages
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII-A Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
114,407

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
114,407

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
114,407

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 100,892,547 shares of Common Stock outstanding as of November 5, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 84612U107	SCHEDULE 13G	Page 28 of 41 Pages
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII-A Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
71,247

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
71,247

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
71,247

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 100,892,547 shares of Common Stock outstanding as of November 5, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 84612U107	SCHEDULE 13G	Page 29 of 41 Pages
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII-B Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
939,691

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
939,691

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
939,691

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.9% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 100,892,547 shares of Common Stock outstanding as of November 5, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2021.

CUSIP No. 84612U107	SCHEDULE 13G	Page 30 of 41 Pages
Item 1.	Issuer

(a)	Name of Issuer:
Sovos Brands, Inc. (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

168 Centennial Parkway, Suite 200
Louisville, CO 80027

Item 2.	Filing Person

(a)–(c)	Name of Persons Filing; Address; Citizenship:

(i)	Advent International Corporation, a Delaware corporation;
(ii)	Noosa GP, Inc., a Delaware corporation;
(iii)	Noosa Holdco, L.P., a Delaware limited partnership;
(iv)	Advent International GPE VIII, LLC, a Delaware limited liability company;
(v)	GPE VIII GP S.à.r.l., a Luxembourg Société à responsabilité limitée;
(vi)	Advent International GPE VIII Limited Partnership, a Delaware limited partnership;
(vii)	Advent International GPE VIII-B-1 Limited Partnership, a Delaware limited partnership;
(viii)	Advent International GPE VIII-B-2 Limited Partnership, a Delaware limited partnership;
(ix)	Advent International GPE VIII-B-3 Limited Partnership, a Delaware limited partnership;
(x)	Advent International GPE VIII-B Limited Partnership, a Delaware limited partnership;
(xi)	Advent International GPE VIII-C Limited Partnership, a Delaware limited partnership;
(xii)	Advent International GPE VIII-D Limited Partnership, a Delaware limited partnership;
(xiii)	Advent International GPE VIII-F Limited Partnership, a Delaware limited partnership;
(xiv)	Advent International GPE VIII-H Limited Partnership, a Delaware limited partnership;
(xv)	Advent International GPE VIII-I Limited Partnership, a Delaware limited partnership;
(xvi)	Advent International GPE VIII-J Limited Partnership, a Delaware limited partnership (the funds set forth in the foregoing clauses (vi)-(xvi), the “Advent VIII Luxembourg Funds”);
(xvii)	GPE VIII GP Limited Partnership, a Cayman Islands limited partnership;
(xviii)	Advent International GPE VIII-A Limited Partnership, a Cayman Islands limited partnership;
(xix)	Advent International GPE VIII-E Limited Partnership, a Cayman Islands limited partnership;
(xx)	Advent International GPE VIII-G Limited Partnership, a Cayman Islands limited partnership;
(xxi)	Advent International GPE VIII-K Limited Partnership, a Cayman Islands limited partnership;
(xxii)	Advent International GPE VIII-L Limited Partnership, a Cayman Islands limited partnership (the funds set forth in the foregoing clauses (xviii)-(xxii), the “Advent VIII Cayman Funds”);
(xxiii)	AP GPE VIII GP Limited Partnership, a Delaware limited partnership;
(xxiv)	Advent Partners GPE VIII Limited Partnership, a Delaware limited partnership;
(xxv)	Advent Partners GPE VIII Cayman Limited Partnership, a Cayman Islands limited partnership;
(xxvi)	Advent Partners GPE VIII-A Limited Partnership, a Delaware limited partnership;
(xxvii)	Advent Partners GPE VIII-A Cayman Limited Partnership, a Cayman Islands limited partnership;
(xxviii)
Advent Partners GPE VIII-B Cayman Limited Partnership, a Cayman Islands limited partnership (the funds set forth in the foregoing clauses (xxiv)-(xxviii), the “Advent VIII Partners Funds” and together with the Advent VIII Luxembourg Funds and the Advent VIII Cayman Funds, the “Advent VIII Funds”).

Noosa LP is beneficially owned by the following funds: (a) Advent International GPE VII Limited Partnership, Advent International GPE VII-B Limited Partnership, Advent International GPE VII-C Limited Partnership, Advent International GPE VII-D Limited Partnership, Advent International GPE VII-F Limited Partnership, and Advent International GPE VII-G Limited Partnership (the funds set forth in the foregoing clause (a), the “Advent VII Luxembourg Funds”); (b) Advent International GPE VII-A Limited Partnership, Advent International GPE VII-E Limited Partnership and Advent International GPE VII-H Limited Partnership (the funds set forth in the foregoing clause (b), the “Advent VII Cayman Funds”); and (c) Advent Partners GPE VII Limited Partnership, Advent Partners GPE VII Cayman Limited Partnership, Advent Partners GPE VII-A Limited Partnership, Advent Partners GPE VII-A Cayman Limited Partnership, Advent Partners GPE VII-B Cayman Limited Partnership, Advent Partners GPE VII 2014 Limited Partnership, Advent Partners GPE VII-A 2014 Limited Partnership, Advent Partners GPE VII 2014 Cayman Limited Partnership and Advent Partners GPE VII-A 2014 Cayman Limited Partnership (the funds set forth in the foregoing clause (c), the “Advent VII Partners Funds” and, together with the Advent VII Luxembourg Funds and the Advent VII Cayman Funds, the “Advent VII Funds”). The Advent VII Funds have ownership interests in Noosa LP and its general partner, Noosa GP, Inc., but none of the Advent VII Funds has voting or dispositive power over any shares.

CUSIP No. 84612U107	SCHEDULE 13G	Page 31 of 41 Pages
GPE VIII GP S.à.r.l. is the general partner of the Advent VIII Luxembourg Funds. GPE VIII GP Limited Partnership is the general partner of the Advent VIII Cayman Funds. AP GPE VIII GP Limited Partnership is the general partner of the Advent VIII Partners Funds. Advent International GPE VIII, LLC is the manager of GPE VIII GP S.à.r.l. and the general partner of each of GPE VIII GP Limited Partnership and AP GPE VIII GP Limited Partnership. GPE VII GP S.à.r.l. is the general partner of the Advent VII Luxembourg Funds. GPE VII GP Limited Partnership is the general partner of the Advent VII Cayman Funds. Advent International GPE VII, LLC is the manager of GPE VII GP S.à.r.l. and is the general partner of GPE VII GP Limited Partnership and each of the Advent VII Partners Funds.

Advent is the manager of Advent International GPE VIII, LLC and may be deemed to have voting and dispositive power over the shares held by the Advent VIII Luxembourg Funds, the Advent VIII Cayman Funds and the Advent VIII Partners Funds, and is the manager of Advent International GPE VII, LLC and may be deemed to have voting and dispositive power over the shares held by the Advent VII Luxembourg Funds, the Advent VII Cayman Funds, the Advent VII Partners Funds and Noosa LP.

The address of the principal business and the principal office of the Reporting Persons is Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199-8069.

(d)	Title of Class of Securities:

Common Stock, $0.001 par value per share ( “Common Stock”)

(e)	CUSIP Number:

84612U107

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a) -- (c)	Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

CUSIP No. 84612U107	SCHEDULE 13G	Page 32 of 41 Pages
	Number of Shares Beneficially Owned	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Percentage of Common Stock Outstanding
Advent International Corporation	63,537,154	63,537,154	—	63,537,154	—	63.0%
Noosa GP, Inc.	21,550,685	21,550,685	—	21,550,685	—	21.4%
Noosa Holdco, L.P.	21,550,685	21,550,685	—	21,550,685	—	21.4%
Advent International GPE VIII, LLC	41,986,469	41,986,469	—	41,986,469	—	41.6%
GPE VIII GP S.à.r.l.	29,253,338	29,253,338	—	29,253,338	—	29.0%
Advent International GPE VIII Limited Partnership	2,320,746	2,320,746	—	2,320,746	—	2.3%
Advent International GPE VIII-B-1 Limited Partnership	2,800,090	2,800,090	—	2,800,090	—	2.8%
Advent International GPE VIII-B-2 Limited Partnership	2,087,741	2,087,741	—	2,087,741	—	2.1%
Advent International GPE VIII-B-3 Limited Partnership	3,260,015	3,260,015	—	3,260,015	—	3.2%
Advent International GPE VIII-B Limited Partnership	7,869,078	7,869,078	—	7,869,078	—	7.8%
Advent International GPE VIII-C Limited Partnership	1,285,200	1,285,200	—	1,285,200	—	1.3%
Advent International GPE VIII-D Limited Partnership	1,099,040	1,099,040	—	1,099,040	—	1.1%
Advent International GPE VIII-F Limited Partnership	325,668	325,668	—	325,668	—	0.3%
Advent International GPE VIII-H Limited Partnership	2,885,576	2,885,576	—	2,885,576	—	2.9%
Advent International GPE VIII-I Limited Partnership	2,683,273	2,683,273	—	2,683,273	—	2.7%
Advent International GPE VIII-J Limited Partnership	2,636,911	2,636,911	—	2,636,911	—	2.6%
GPE VIII GP Limited Partnership	10,981,181	10,981,181	—	10,981,181	—	10.9%
Advent International GPE VIII-A Limited Partnership	5,443,642	5,443,642	—	5,443,642	—	5.4%
Advent International GPE VIII-E Limited Partnership	1,224,032	1,224,032	—	1,224,032	—	1.2%
Advent International GPE VIII-G Limited Partnership	2,076,096	2,076,096	—	2,076,096	—	2.1%
Advent International GPE VIII-K Limited Partnership	1,113,064	1,113,064	—	1,113,064	—	1.1%

CUSIP No. 84612U107	SCHEDULE 13G	Page 33 of 41 Pages

Advent International GPE VIII-L Limited Partnership	1,124,347	1,124,347	—	1,124,347	—	1.1%
AP GPE VIII GP Limited Partnership	1,751,950	1,751,950	—	1,751,950	—	1.7%
Advent Partners GPE VIII Limited Partnership	91,818	91,818	—	91,818	—	0.1%
Advent Partners GPE VIII Cayman Limited Partnership	534,787	534,787	—	534,787	—	0.5%
Advent Partners GPE VIII-A Limited Partnership	114,407	114,407	—	114,407	—	0.1%
Advent Partners GPE VIII-A Cayman Limited Partnership	71,247	71,247	—	71,247	—	0.1%
Advent Partners GPE VIII-B Cayman Limited Partnership	939,691	939,691	—	939,691	—	0.9%

The foregoing excludes an aggregate of 3,101,594 shares of common stock of the Issuer that the Advent Funds may be entitled to receive upon the forfeiture of shares of restricted common stock currently held by certain directors and employees of the Issuer pursuant to a pre-set formula set forth in the Second Amended and Restated Agreement of Limited Partnership of Sovos Brands Limited Partnership, as amended.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-5(b)(1)..

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

CUSIP No. 84612U107	SCHEDULE 13G	Page 34 of 41 Pages
SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2022	ADVENT INTERNATIONAL CORPORATION

/s/ Neil Crawford
	Name:	Neil Crawford
	Title:	Director, Fund Administration

Date: February 14, 2022	NOOSA HOLDCO, LP
By: NOOSA GP, INC., GENERAL PARTNER

/s/ David Roberts
	Name:	David Roberts
	Title:	President & Secretary

Date: February 14, 2022	NOOSA GP, INC.

/s/ David Roberts
	Name:	David Roberts
	Title:	President & Secretary

Date: February 14, 2022	ADVENT INTERNATIONAL GPE VIII LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-B-1 LIMITED PARTNERSHIP ADVENT INTERNATIONAL GPE VIII-B-2 LIMITED PARTNERSHIP ADVENT INTERNATIONAL GPE VIII-B-3 LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-B LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-C LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-D LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-F LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-H LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-I LIMITED PARTNERSHIP ADVENT INTERNATIONAL GPE VIII-J LIMITED PARTNERSHIP

CUSIP No. 84612U107	SCHEDULE 13G	Page 35 of 41 Pages
	By:	GPE VIII GP S.A.R.L., GENERAL PARTNER
	By:	ADVENT INTERNATIONAL GPE VIII, LLC, MANAGER

/s/ Justin Nuccio
	Name:	Justin Nuccio
	Title:	Manager

	By:	ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
	Name:	Neil Crawford
	Title:	Director, Fund Administration

Date: February 14, 2022	ADVENT INTERNATIONAL GPE VIII-A LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-E LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-G LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-K LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-L LIMITED PARTNERSHIP

	By:	GPE VIII GP LIMITED PARTNERSHIP, GENERAL PARTNER
	By:	ADVENT INTERNATIONAL GPE VIII, LLC, GENERAL PARTNER
	By:	ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
	Name:	Neil Crawford
	Title:	Director, Fund Administration

CUSIP No. 84612U107	SCHEDULE 13G	Page 36 of 41 Pages
Date: February 14, 2022	ADVENT PARTNERS GPE VIII LIMITED PARTNERSHIP
ADVENT PARTNERS GPE VIII CAYMAN LIMITED PARTNERSHIP
ADVENT PARTNERS GPE VIII-A LIMITED PARTNERSHIP
ADVENT PARTNERS GPE VIII-A CAYMAN LIMITED PARTNERSHIP
ADVENT PARTNERS GPE VIII-B CAYMAN LIMITED PARTNERSHIP

	By:	ADVENT GPE VIII GP LIMITED PARTNERSHIP, GENERAL PARTNER
	By:	ADVENT INTERNATIONAL GPE VIII, LLC, GENERAL PARTNER
	By:	ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
	Name:	Neil Crawford
	Title:	Director, Fund Administration

Date: February 14, 2022	GPE VIII GP S.A.R.L.

	By:	ADVENT INTERNATIONAL GPE VIII, LLC, MANAGER

/s/ Justin Nuccio
	Name:	Justin Nuccio
	Title:	Manager

	By:	ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
	Name:	Neil Crawford
	Title:	Director, Fund Administration

Date: February 14, 2022	GPE VIII GP LIMITED PARTNERSHIP

	By:	ADVENT INTERNATIONAL GPE VIII, LLC, GENERAL PARTNER
	By:	ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
	Name:	Neil Crawford
	Title:	Director, Fund Administration

CUSIP No. 84612U107	SCHEDULE 13G	Page 37 of 41 Pages
AP GPE VIII GP LIMITED PARTNERSHIP

	By:	ADVENT INTERNATIONAL GPE VIII, LLC, GENERAL PARTNER
	By:	ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
	Name:	Neil Crawford
	Title:	Director, Fund Administration

Date: February 14, 2022	ADVENT INTERNATIONAL GPE VIII, LLC

	By:	ADVENT INTERNATIONAL CORPORATION, MANAGER

/s/ Neil Crawford
	Name:	Neil Crawford
	Title:	Director, Fund Administration